STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

First: The name of this Corporation is            RedRoller Holdings, Inc.

Second: Its registered office in the State of Delaware is to be located at       1209 Orange Street     , in the City of Wilmington, Delaware

County of New Castle Zip Code 19801 . The registered agent in charge thereof is    The Corporation Trust Company.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The amount of the total stock of this corporation is authorized to issue is 200,000,000 Common and 25,000,000 Preferred shares (number of authorized shares) with a par vlaue of  $0.001  per share.

Fifth: The name and mailing address of the incorporator are as follows:

Name Tina Sangha

Mailing Address 2498 West 41st Avenue, Suite 123, Vancouver, British Columbia, Canada Zip Code V6M 2A7 .

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this    22  day of   October   , A.D. 2007.

BY:                  Tina Sangha

(Incorporator

NAME:            Tina Sangha

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